Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Voting Agreement”) is made and entered into as of November 1, 2005, by and among Coinstar, Inc., a Delaware corporation (“Company”) and Levine Investments Limited Partnership, an Arizona limited partnership (“Stockholder”).

RECITALS

A. The Company and certain of the Company’s subsidiaries have entered into an Asset Purchase Agreement dated as of October 18, 2005 (the “APA”) which provides (subject to the conditions set forth therein) for the acquisition of substantially all of the assets of The Amusement Factory, L.L.C. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the APA.

B. This Voting Agreement is required to be executed and delivered by the Stockholder to the Company and is a condition to closing of the transactions contemplated under the APA.

C. Upon consummation of the Acquisition, Stockholder will own shares of common stock of the Company as identified on Exhibit A hereto (such shares, together with (1) all equity securities of the Company, including all options, warrants and other rights to acquire equity securities of the Company, beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Stockholder as of the date of this Agreement, and (2) all additional equity securities of the Company, including all additional options, warrants and other rights to acquire equity securities of the Company, over which Stockholder acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) during the term of this Voting Agreement being referred to as the “Shares”).

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Stockholder and the Company agree as follows:

1.	Agreement to Vote Shares

At every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof, Stockholder shall vote or cause to be voted, or execute or cause to be executed a proxy or written consent with respect to, such Stockholder’s Shares (a) in favor of each matter recommended by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (b) against each matter opposed by the Company’s Board of Directors for approval by the Company’s stockholders as contained in proxy materials or similar communications of the Company, (c) except as provided in subsection (a) above, against any proposal by a party other than the Company presented for approval by the Company’s stockholders, and (d) in respect of any matters not covered by subsections (a) through (c) above, in the same manner as Company-supplied proxies are to be voted when returned by stockholders without written contrary instructions.

2.	Irrevocable Proxy

Stockholder agrees as follows:

(a) Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to Stockholder’s Shares that would be inconsistent with this Voting Agreement and hereby irrevocably appoints the Company as proxy for Stockholder to vote or cause to be voted such Shares for Stockholder and in Stockholder’s name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company in lieu of a meeting or otherwise, during the term of this Voting Agreement, in the manner set forth in Sections 1(a), 1(b), 1(c) and 1(d) of this Voting Agreement. This irrevocable proxy is irrevocable, is coupled with an interest and is granted in consideration of the Company entering into and consummating the transactions contemplated by the APA. Neither the Company, nor the Company’s successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting (or refraining from voting) by the Company of the Shares subject to the irrevocable proxy herby granted to the Company at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company. Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, the Company may vote Stockholder’s Shares in furtherance of its own interests, and the Company is not acting as a fiduciary for Stockholder.

(b) Notwithstanding the foregoing grant to the Company of the irrevocable proxy, if the Company elects not to exercise its rights to vote Stockholder’s Shares pursuant to the irrevocable proxy, Stockholder agrees to vote or cause to be voted Stockholder’s Shares during the term of this Voting Agreement in the manner set forth in Sections 1(a), 1(b), 1(c) and 1(d) of this Voting Agreement.

(c) This irrevocable proxy shall not be terminated by any act of such Stockholder or by operation of law, whether by the death or incapacity of such Stockholder or by the occurrence of any other event or events (including, without limitation the foregoing, the termination of any trust or estate for which such Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). This irrevocable proxy shall terminate upon the termination of this Voting Agreement.

3.	No Voting Trusts

Stockholder agrees that it will not, nor will it permit any entity under Stockholder’s control to, deposit any of its Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of such Shares inconsistent with this Voting Agreement.

4.	Representations and Warranties of Stockholder

To induce the Company to enter into and perform this Agreement, Stockholder represents and warrants to the Company that Stockholder (a) is the sole record and beneficial owner of the Shares, which at the date hereof and at all times during the term of this Voting Agreement will be free and clear of any liens, claims, options, charges or other encumbrances; (b) does not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any equity securities of the Company other than the Shares; and (c) has full power and authority to make, enter into and carry out the terms of this Voting Agreement.

5.	Specific Performance

Stockholder acknowledges that in the event of any breach of this Voting Agreement by Stockholder, the Company would be irreparably harmed, no adequate remedy at law or in damages would exist and damages would be difficult to determine. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to all remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. Stockholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the seeking or obtaining of such equitable relief by the Company. In addition to all other rights or remedies to which the Company may be entitled, in the event of a default in Stockholder’s performance of Stockholder’s obligations under this Voting Agreement, Stockholder shall be liable to the Company for all litigation costs and attorneys’ fees incurred by the Company in connection with the enforcement of any of its rights or remedies against Stockholder.

6.	Non-Exclusivity

The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.	Term of Voting Agreement; Termination

The term of this Voting Agreement shall commence on the date hereof and terminate upon the date one year after the Closing Date. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Voting Agreement prior to such termination.

8.	Entire Voting Agreement

This Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

9.	Assignment; Binding Effect

Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and his, her or its heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of the Company and its successors and assigns; provided, however, that this Voting Agreement shall not be binding upon any person or entity, other than an Affiliate of Stockholder, to whom any Shares are transferred. For purposes of this Voting Agreement, an “Affiliate” of Stockholder means any other person or entity that, directly or indirectly, controls or is controlled by or is under common control with Stockholder and, without limiting the generality of the foregoing, includes, in any event, (a) any person or entity that beneficially owns or holds 25% or more of any class of voting securities of Stockholder or 25% or more of the legal or beneficial interest in Stockholder and (b) any person or entity of which Stockholder beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

10.	Indemnification

Stockholder shall, severally and not jointly, hold harmless and indemnify the Company from and against, and shall compensate and reimburse the Company for, any loss, damage, claim, liability, fee (including reasonable attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) suffered or incurred by the Company, or to which the Company becomes subject, and that arises from, or relates to, any material inaccuracy in or material breach of any representation, warranty, covenant or obligation of Stockholder contained in this Voting Agreement.

11.	Expenses

All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

12.	Notices

Any notice or other communication required or permitted to be delivered to the Company or Stockholder under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation obtained) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to Stockholder:

Levine Investments Limited Partnership

1702 East Highland Ave., Suite 310

Phoenix, AZ 85016

Attention: William S. Levine

Fax: (602) 248-0884

With a copy to:

Powell Goldstein LLP

Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, GA 30309

Attention: William B. Shearer, Jr.

Fax: (404) 572-6999

If to the Company:

Coinstar, Inc.

1800 – 114th Avenue SE

Bellevue, WA 98004

Attention: Donald R. Rench

Fax: (425) 943-8090

With a copy to:

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, WA 98101-3099

Attention: Andrew Bor

Fax: (206) 359-9000

13.	Miscellaneous

a.	Severability

If any provision of this Voting Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of this Voting Agreement shall not be affected.

b.	Counterparts

This Voting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

c.	Headings

All Section headings herein are for convenience of reference only and are not part of this Voting Agreement, and no construction or reference shall be derived therefrom.

d.	Choice of Law

This Voting Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Maricopa County, Arizona in connection with any action relating to this Voting Agreement.

e.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

f.	Amendment or Modification

This Voting Agreement may be amended, modified and supplemented only by written agreement of all parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

COINSTAR, INC.,
a Delaware corporation

By:	/s/ David W. Cole
David W. Cole
Chief Executive Officer

LEVINE INVESTMENTS LIMITED
PARTNERSHIP, an Arizona limited partnership

By:	/s/ William S. Levine
William S. Levine
General Partner

EXHIBIT A

Owner:	Number of Shares of Common Stock:
Levine Investments Limited Partnership	1,907,957